Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 (the “Registration Statement”) of Golden Minerals Company and subsidiaries of our report dated March 1, 2018, relating to the consolidated balance sheets of Golden Minerals Company and subsidiaries as of December 31, 2017 and 2016 and the related consolidated statements of operations and comprehensive loss, changes in equity, and cash flows for the years then ended, which appear in Golden Minerals Company’s Annual Report on Form 10-K for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ EKS&H LLLP
EKS&H LLLP

June 7, 2018

Denver, Colorado